For Immediate Release

Investor Contact:       Neil Kerman

Vice President Corporate Finance

(781) 401-7152

Media Contact:       Denise Kaigler

Senior Vice President,

Chief Communications Officer

(781) 401-7869

REEBOK INTERNATIONAL LTD. COMPLETES

EXCHANGE OFFER

FOR ITS CONVERTIBLE DEBENTURES

Canton, MA (November 24, 2004) - Reebok International Ltd. (NYSE:RBK) announced today that it has completed its offer to exchange new 2% convertible debentures due 2024 (the “New Securities”) for up to $350 million of the 2% convertible debentures due 2024 that were issued by Reebok on April 30, 2004 (the “Old Securities”).  The exchange offer expired at midnight, New York City time, on November 23, 2004.

As of the expiration of the exchange offer, approximately $296.8 million aggregate principal amount of Old Securities, representing approximately 84.8 percent of the total principal amount of Old Securities outstanding, had been tendered in exchange for an equal principal amount of New Securities.  All Old Securities that were properly tendered have been accepted for exchange. The exchange of New Securities for Old Securities is expected to take place on November 29, 2004.  Following the consummation of the exchange offer, approximately $53.2 million aggregate principal amount of Old Securities will remain outstanding.

The registration statement, prospectus and other materials related to the exchange offer may be obtained free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or from the information agent or the dealer manager for the exchange offer at the addresses set forth below.

The information agent for the exchange offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

(800) 322-2885 (Toll Free)

The dealer manager for the exchange offer is:

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, New York 10010

Telephone: (212) 325-2130

Facsimile: (212) 325-4585

A registration statement relating to the New Securities was filed with the Securities and Exchange Commission and has been declared effective.  A shelf registration statement related to the resale of the Old Securities was declared effective by the SEC on November 19, 2004.  Use of the shelf registration statement was suspended by Reebok during the pendency of the Exchange Offer.  This press release does not constitute an offer to sell or the solicitation of an offer to buy.

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, CCM, JOFA, KOHO and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand.

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